UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported) July 14, 2020
  AutoNation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 SW 1st Ave
Fort Lauderdale, Florida 33301
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 14, 2020, AutoNation, Inc. (the “Company”) announced that the Company has entered into a contract with Michael J. Jackson as Chairman and Chief Executive Officer (the “Employment Agreement”), which replaces and supersedes Mr. Jackson’s amended employment agreement dated September 17, 2018 (the “Prior Agreement”). The Employment Agreement provides that:

•	Mr. Jackson will serve as Chairman and Chief Executive Officer of the Company until April 12, 2022, or the date that a new chief executive officer commences employment with the Company, if earlier.

•
Mr. Jackson’s annual base salary will be $1.3 million, and his target annual incentive award will be 200% of his annual base salary. The annual incentive award for 2022 will be prorated for Mr. Jackson’s period of service and will be paid based on actual performance.

•
Mr. Jackson will be eligible to receive equity awards under the Company’s long-term incentive program during the employment period with a target grant date fair value equal to (i) $2,946,175 in 2020 (which will be in addition to the equity-based awards previously granted to Mr. Jackson in 2020 in connection with the Company’s regular annual grant), (ii) $9,100,000 in 2021, and (iii) $2,543,014 in 2022.

•
If the Company terminates Mr. Jackson’s employment without “cause” or if he resigns for “good reason” (in each case, as defined in the Employment Agreement), then, provided he is in compliance with all applicable restrictive covenants and he signs a mutually acceptable severance agreement, Mr. Jackson will be entitled to receive (i) his remaining base salary to be paid through April 12, 2022, (ii) the annual incentive award for the year of his termination of employment based on actual performance, (iii) the target annual incentive award for each calendar year remaining under the Employment Agreement that has not yet commenced at the time of termination, and (iv) the remaining equity awards described above, which shall be granted in the years indicated.

The other terms of the Employment Agreement remained substantially the same as Mr. Jackson’s Prior Agreement, including certain restrictive covenants in favor of the Company. The Employment Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing summary of the Employment Agreement is qualified in its entirety by reference to such agreement.
On July 14, 2020, the Company announced that, by mutual agreement with the Company, Cheryl Miller, the Company’s former Chief Executive Officer and President, has resigned from the Company as of July 14, 2020 (the “Separation Date”). Ms. Miller has also stepped down from the Board of Directors as of the Separation Date.
Also effective as of July 14, 2020, the Company and Ms. Miller entered into a Separation Agreement and General Release of All Claims (the “Separation Agreement”) in order to, among other things, agree upon the Separation Date and set forth the termination benefits that will be provided to her by the Company, which are governed by Ms. Miller’s employment agreement upon a resignation for “good reason.” In addition, notwithstanding the terms of any applicable equity plan or award agreement, Ms. Miller will be treated as “retirement” eligible with respect to an aggregate of 70,098 time-based restricted stock units (the “RSUs”) granted to her in March and August of 2019. All other unvested equity awards granted to Ms. Miller will terminate and be forfeited as of the Separation Date. Pursuant to the Separation Agreement, the termination benefits described above are subject to her execution and non-revocation of a release of claims and her compliance with the restrictive covenants set forth in the Separation Agreement or in any other agreement with the Company.
The Separation Agreement is filed as Exhibit 10.2 to this report and is incorporated herein by reference. The foregoing summary of the Separation Agreement is qualified in its entirety by reference to such agreement.

Item 7.01	Regulation FD Disclosure.
On July 14, 2020, the Company issued a press release announcing the Company’s entry into the Employment Agreement with Mr. Jackson as Chairman and Chief Executive Officer and Ms. Miller’s resignation from the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits
10.1    Employment Agreement, dated July 14, 2020, by and between AutoNation, Inc. and Michael J. Jackson.

10.2	Separation Agreement and General Release of All Claims, dated July 14, 2020, by and between AutoNation, Inc. and Cheryl Miller.

99.1	Press Release of AutoNation, Inc. dated July 14, 2020.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

Date:	July 14, 2020	By:	/s/ C. Coleman Edmunds
C. Coleman Edmunds
Executive Vice President, General Counsel and Corporate Secretary